Exhibit 99.1

CONTACT:
Jeffrey D. Pribor
Chief Financial Officer
General Maritime Corporation
(212) 763-5600

General Maritime Corporation Completes
Sale and Leaseback of First Two of Three Product Tankers

NEW YORK, February 3, 2011 – General Maritime Corporation (NYSE: GMR) announced today that it has completed the previously announced sale of the first two of three product tankers, the 2004-built Genmar Concord and the 2005-built Stena Contest, to affiliates of Northern Shipping Fund Management Bermuda, Ltd.  General Maritime received net proceeds of $41.1 million for the two vessels. As previously announced, General Maritime expects to complete the sale of the third product tanker, the 2005-built Stena Concept, to an affiliate of Northern Shipping by February 15, 2011, generating net proceeds of $21.0 million.  Upon completing the sale of the Stena Concept, General Maritime will have received net proceeds of $61.7 million (excluding upfront fees), from this transaction. General Maritime expects to use the proceeds from the vessel sales to repay the Company’s $22.8 million bridge loan in the first quarter of 2011.

In connection with the sales of the Genmar Concord and the Stena Contest, the two vessels have been leased backed to General Maritime under previously announced bareboat charters entered into with the purchasers for a period of seven years at a rate of $6,500 per day per vessel for the first two years of the charter period and $10,000 per day per vessel for the remainder of the charter period.  Upon completing the sale of the Stena Concept, General Maritime expects to enter into a seven year bareboat charter with the purchasers under the same terms as the Genmar Concord and Stena Contest.

As previously announced, General Maritime will have options to repurchase the three vessels for $24 million per vessel at the end of year two of the charter period, $21 million per vessel at the end of year three of the charter period, $19.5 million per vessel at the end of year four of the charter period, $18 million per vessel at the end of year five of the charter period, $16.5 million per vessel at the end of year six of the charter period, and $15 million per vessel at the end of year seven of the charter period.

In connection with the three vessel transaction, the Stena Concept and the Stena Contest will continue to be employed on time charters as previously disclosed by General Maritime at an adjusted rate of $15,000 per day per vessel effective upon closing of the sale and leaseback transaction through the expiration of the time charters on July 4, 2011. The Genmar Concord is also expected to remain on its current time charter.

About General Maritime Corporation
General Maritime Corporation is a leading crude and products tanker company serving principally within the Atlantic basin, which includes ports in the Caribbean, South and Central America, the United States, West Africa, the Mediterranean, Europe and the North Sea. General Maritime also currently operates tankers in other regions including the Black Sea and Far East. General Maritime owns a fully double-hull fleet of 35 tankers - seven VLCC, twelve Aframax, twelve Suezmax tankers, two Panamax and two Product tankers - with a total carrying capacity of approximately 5.5 million dwt.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations. Included among the factors that, in the Company's view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following: loss or reduction in business from the Company’s significant customers; the failure of the Company’s significant customers to perform their obligations owed to us; changes in the itineraries of the Company’s vessels; the completion and execution of definitive documentation for, and the fulfillment of the closing conditions under, the Company’s agreements to sell and leaseback vessels; sourcing, completion and funding of financing on acceptable terms; financial market conditions and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K/A for the year ended December 31, 2009 and its subsequent reports on Form 10-Q and Form 8-K.